EXHIBIT 99.1

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
Richard Hunter, Vice President of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES PRELIMINARY FOURTH QUARTER AND ANNUAL 2010 FINANCIAL RESULTS

HOUSTON, March 15, 2011 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s preliminary financial results for the fourth quarter of 2010, which reported Net Loss, Adjusted Net Income and EBITDA before the potential effect of cash distributions from a joint venture partner (or “Dividend Income”) as described further below, and included the following highlights:

Preliminary Results for the Fourth Quarter of 2010 --

•	Production of 10.7 Bcfe, or 115,830 Mcfe/d

•	Revenue of $36.0 million or Adjusted Revenue of $46.4 million, including the impact of realized hedges

•	Net Loss of $24.3 million before Dividend Income, or Adjusted Net Income of $7.6 million before Dividend Income and before the net non-cash items noted below

•	EBITDA, as defined below, of $34.2 million before Dividend Income

Production volumes during the three months ended December 31, 2010 were 10.7 Bcfe, an increase of 2.0 Bcfe, or 23%, from fourth quarter 2009 production of 8.7 Bcfe and an increase of 2.1 Bcfe, or 24%, from the third quarter 2010 production of 8.6 Bcfe.  The increase in production from the fourth quarter of 2009 to the fourth quarter of 2010 was primarily due to increased production from new wells in the Barnett Shale, partially offset by normal production decline.  The increase in production from the third quarter of 2010 to the fourth quarter of 2010 was primarily due to the restoration of certain of our production from the curtailment associated with our midstream partner’s expansion of natural gas transport pipeline capacity (serving our core Barnett Shale properties in Southeast Tarrant County, Texas), which was completed in late September 2010, and the restoration of our production from a high volume gas well in the Gulf Coast area following a workover and sidetrack, which was completed in the fourth quarter of 2010.

Adjusted revenues were $46.4 million for the fourth quarter of 2010, which includes oil and gas revenues of $36.0 million and realized hedge gains of $10.4 million, compared to $51.0 million for the fourth quarter of 2009, which includes oil and gas revenues of $37.9 million and realized hedge gains of $13.1 million.  The decrease in adjusted revenues was primarily driven by lower realized hedge gains and lower gas prices partially offset by increased production.  Including the impact of realized hedges, the Company’s average realized gas price decreased 30% to $3.93 per Mcf for the fourth quarter of 2010 compared to $5.63 per Mcf for the fourth quarter of 2009 and the average realized oil price increased 16% to $83.81 per barrel for the fourth quarter of 2010 compared to $72.43 per barrel for the fourth quarter of 2009.  Results excluding the impact of realized hedges are presented in the table below.

For the quarter ended December 31, 2010, the Company reported Adjusted Net Income of $7.6 million, or $0.21 per basic and diluted share, excluding an aggregate $31.9 million non-cash, after–tax charge, comprised of (a) the non-cash portion of the loss on extinguishment of debt of $19.9 million, (b) an unrealized loss of $6.5 million on derivatives, (c) non-cash stock-based compensation expense of $4.4 million, and (d) non-cash interest expense, net of amounts capitalized of $1.1 million associated with the amortization of the discount on the Company’s Convertible Senior Notes and Senior Notes and deferred financing costs.  For the quarter ended December 31, 2009, the Company reported Adjusted Net Income of $11.9 million, or $0.38 per basic and diluted share, excluding an aggregate net $80.4 million non-cash, after–tax charge, comprised of (a) the impairment of oil and gas properties of $78.1 million, (b) non-cash stock-based compensation expense of $1.8 million, (c) an unrealized gain on derivatives of $1.0 million, (d) non-cash interest expense, net of amounts capitalized of $1.2 million associated with the amortization of the discount on the Company’s Convertible Senior Notes and deferred financing costs, and (e) bad debt expense of $0.3 million.  The Company reported a Net Loss of $24.3 million, or $0.69 per basic and diluted share, for the quarter ended December 31, 2010, as compared to net loss of $68.5 million, or $2.20 per basic and diluted share, for the same quarter during 2009.  Net Loss and Adjusted Net Income for the fourth quarter of 2010 are preliminary and reported before the potential effect of $18.0 million ($10.6 million after-tax) of cash distributions received from a joint venture partner during the fourth quarter of 2010 as described further below.

Earnings before interest, income tax, depreciation, depletion and amortization expenses, impairment of oil and gas properties and certain other items described in the table below (“EBITDA”) was $34.2 million, or $0.96 and $0.95 per basic and diluted share, respectively, during the fourth quarter of 2010, as compared to $34.2 million, or $1.10 and $1.08 per basic and diluted share, respectively, during the fourth quarter of 2009.  EBITDA for the fourth quarter of 2010 is preliminary and reported before the potential effect of $18.0 million of cash distributions received from a joint venture partner during the fourth quarter of 2010 as described further below. It is relevant to note that EBITDA, as defined in the Company’s revolving credit facility (or “Credit Facility”), specifically includes these cash distributions regardless of how the cash distributions may ultimately be presented in the Company’s financial results. Therefore, even if the Company ultimately excludes the cash distributions from EBITDA in its financial results, such exclusion is not expected to impact the Company’s ability to draw on its Credit Facility’s available borrowing base.

During the fourth quarter of 2010, the Company received cash distributions of $18.0 million on its B Unit investment in ACP II Marcellus, LLC (“ACP II”), the Company’s initial joint venture partner in the Marcellus Shale and an affiliate of Avista Capital Partners, LP, a private equity fund (together with its affiliates, “Avista”), as a result of ACP II’s distribution to Avista of proceeds following the sale of its interests in oil and gas properties in parts of Pennsylvania to Reliance Marcellus II, LLC, a wholly-owned subsidiary of Reliance Holding USA, Inc. and an affiliate of Reliance Industries Limited (together with its affiliates, “Reliance”).  We recently responded to a regulatory authority regarding the basis for recognizing the cash distributions as Dividend Income in our third quarter 2010 results.  Because our response is currently under review by the regulatory authority, our financial results for the fourth quarter of 2010 are preliminary and, accordingly, Net Loss, Adjusted Net Income and EBITDA have been reported before the potential effect of $18.0 million ($10.6 million after-tax) of cash distributions received during the fourth quarter of 2010, which, together with the similar cash distributions received in the third quarter in connection with the same sale, is the sole remaining topic of the regulatory review.  The cash distributions may be included in Net loss, Adjusted Net Income and EBITDA if the recognition of such amounts in income is permitted following the regulatory review.

Lease operating expenses (including transportation costs of $0.9 million) were $5.3 million (or $0.50 per Mcfe) for the three months ended December 31, 2010 as compared to lease operating expenses (including transportation costs of $5.8 million) of $10.5 million (or $1.21 per Mcfe) for the fourth quarter of 2009. Lease operating expenses declined due primarily to an increase in production from our Tarrant County Barnett Shale area, which currently produces comparatively less associated salt water that requires disposal than our other Barnett Shale producing areas and also due to lower transportation costs.

Production taxes increased to $1.2 million for the three months ended December 31, 2010 from $0.5 million for the same period in 2009, primarily due to increased production in the 2010 period partially offset by lower gas prices.

Ad valorem taxes decreased to $1.3 million for the three months ended December 31, 2010 from $1.4 million for the same period in 2009 primarily due to lower estimated property valuations in 2010.

Depreciation, depletion and amortization (“DD&A”) expense for the three months ended December 31, 2010 increased to $16.5 million (or $1.55 per Mcfe) from $10.4 million (or $1.21 per Mcfe) for the third quarter of 2010 and $12.0 million (or $1.38 per Mcfe) for the fourth quarter of 2009.  This increase in DD&A was primarily due to increased production and increased future development costs attributable to crude oil and natural gas liquids reserves added during the fourth quarter of 2010, which have a higher future development cost per equivalent unit than the Company’s proved gas reserves partially offset by an impairment charge in the fourth quarter of 2009 that reduced the depletable base of the full cost pool and a lower depletion rate as a result of the reserves added in the fourth quarter of 2010.  Compared to the third quarter of 2010, the $0.34 per Mcfe increase in the DD&A rate during the fourth quarter of 2010 increased DD&A expense by an estimated $3.6 million ($2.3 million after-tax) or $0.07 per basic and diluted share.

General and administrative (“G&A”) expenses were $4.3 million during the three months ended December 31, 2010 as compared to $4.1 million during the three months ended December 31, 2009.  The increase was primarily due to increased compensation costs related to an increase in the number of employees in 2010.

Non-cash, stock-based compensation expense increased to $6.9 million for the three months ended December 31, 2010 from $2.8 million for the same period in 2009. The increase was largely attributable to additional stock appreciation rights granted in July 2010 and an increase in the fair value of stock appreciation rights at December 31, 2010.

A $0.2 million net gain on derivatives was recorded for the fourth quarter of 2010 compared to a net gain of $14.8 million for the fourth quarter of 2009. The fourth quarter 2010 gain consisted of (a) an unrealized loss on derivatives of $10.2 million and (b) a realized gain on derivatives of $10.4 million. The fourth quarter 2009 gain consisted of (a) an unrealized gain on derivatives of $1.6 million and (b) a realized gain on derivatives of $13.2 million.

In November 2010, the Company completed a tender offer for $300 million of the aggregate principal amount of the Convertible Senior Notes outstanding for an aggregate consideration of approximately $306.3 million, including accrued and unpaid interest on the Convertible Senior Notes.  The Company recognized a $31.0 million pre-tax loss on extinguishment of debt as a result of the purchase of the Convertible Senior Notes in the tender offer, approximately $30.0 million of which was non-cash representing the associated unamortized discount and deferred financing costs.  The remaining $1.0 million is attributable to fees paid for the tender.

Cash interest expense, net of amounts capitalized, increased to $5.7 million for the fourth quarter of 2010 compared to $3.1 million for the fourth quarter of 2009.  The increase was primarily attributable to interest on the $400 million aggregate principal amount of 8.625% Senior Notes issued in the fourth quarter of 2010 partially offset by decreased interest attributable to the $300 million aggregate principal amount of 4.375% Convertible Senior Notes repurchased in the tender offer during the fourth quarter of 2010 and higher capitalized interest due to higher levels of unproved properties and a higher weighted average interest rate during the fourth quarter of 2010.  Compared to the third quarter of 2010, cash and non-cash interest expense, net of amounts capitalized, increased during the fourth quarter of 2010 by approximately $2.7 million ($1.7 million after-tax) or $0.05 per basic and diluted share.

Non-cash interest expense, net of amounts capitalized, decreased to $1.8 million for the fourth quarter of 2010 compared to $2.0 million for the fourth quarter of 2009, primarily due to decreased amortization of the discount as a result of the $300 million aggregate principal amount of the Convertible Senior Notes repurchased in the tender offer during the fourth quarter of 2010, partially offset by higher amortization of deferred financing costs related to our then-current Senior Credit Facility and Senior Notes.

The Company’s announced preliminary financial results for the year ended December 31, 2010, which reported Net Loss, Adjusted Net Income and EBITDA before the potential effect of any cash distributions from a joint venture partner (or “Dividend Income”) as described further below, included the following highlights:

Preliminary Results for the Year Ended December 31, 2010 --

•	Record production of 36.8 Bcfe, or 100,845 Mcfe/d

•	Revenue of $139.4 million or Adjusted Revenue of $173.8 million, including the impact of realized hedges

•	Net Income of $9.4 million before Dividend Income, or Adjusted Net Income of $38.5 million before Dividend Income and before the net non-cash items noted below

•	EBITDA, as defined below, of $123.2 million before Dividend Income

Production volumes during the year ended December 31, 2010 were a record 36.8 Bcfe, an increase of 3.8 Bcfe, or 11%, compared to production of 33.0 Bcfe during 2009.  The increase in production for the year ended December 31, 2010 as compared to the year ended December 31, 2009 was primarily due to increased production from new Barnett Shale wells partially offset by normal production decline and the shut in of a high volume gas well in the Gulf Coast area for a workover and sidetrack during the third quarter of 2010.

Adjusted revenues were $173.8 million for the year ended December 31, 2010, which includes oil and gas revenues of $139.4 million and realized hedge gains of $34.4 million, compared to $198.0 million for 2009, which includes oil and gas revenues of $122.8 million and realized hedge gains of $75.2 million.  The decrease in adjusted revenues was primarily driven by lower realized hedge gains partially offset by increased gas prices and production.  Including the impact of realized hedges, the Company’s average realized gas price decreased 23% to $4.42 per Mcf for the year 2010 compared to $5.74 per Mcf for the year 2009 and the average realized oil price increased 10% to $82.25 per barrel for the year 2010, compared to $74.84 per barrel for the year 2009.  Results excluding the impact of realized hedges are presented in the table below.

For the year ended December 31, 2010, the Company reported Adjusted Net Income of $38.5 million, or $1.14 and $1.12 per basic and diluted share, respectively, excluding an aggregate net $29.1 million non-cash, after–tax charge, comprised of (a) the loss on extinguishment of debt of $19.9 million, (b) non-cash stock-based compensation expense of $10.6 million, (c) an unrealized gain of $8.3 million on derivatives, (d) non-cash interest expense, net of amounts capitalized of $4.9 million associated with the amortization of the discount on the Company’s Convertible Senior Notes and Senior Notes and deferred financing costs, (e) an impairment of oil and gas properties of $1.7 million, and (f) bad debt expense of $0.3 million.  For the year ended December 31, 2009, the Company reported Adjusted Net Income of $47.5 million, or $1.53 and $1.51 per basic and diluted share, respectively, excluding an aggregate $252.3 million non-cash, after–tax charge, comprised of (a) an impairment of oil and gas properties of $216.1 million, (b) an unrealized loss of $22.1 million on derivatives, (c) non-cash stock-based compensation expense of $7.2 million, (d) non-cash interest expense, net of amounts capitalized of $4.6 million associated with the amortization of the discount on the Company’s Convertible Senior Notes and deferred financing costs, (e) an impairment of investment of $1.3 million, (f) non-cash contribution expense of $0.6 million to the University of Texas at Arlington, and (g) bad debt expense of $0.4 million.  The Company reported Net Income of $9.4 million, or $0.28 and $0.27 per basic and diluted share, respectively, for the year ended December 31, 2010, as compared to a Net Loss of $204.8 million, or $6.61 per basic and diluted share, for 2009.  Net Income and Adjusted Net Income for the year ended December 31, 2010 are preliminary and reported before the potential effect of $38.8 million ($22.7 million after-tax) of cash distributions received from a joint venture partner during the third and fourth quarters of 2010 as described further below.

EBITDA, as defined, was $123.2 million, or $3.64 and $3.59 per basic and diluted share, respectively, during the year ended December 31, 2010, as compared to $141.3 million, or $4.56 and $4.51 per basic and diluted share, respectively, during the year ended December 31, 2009.  EBITDA for the year ended December 31, 2010 is preliminary and reported before the potential effect of $38.8 million of cash distributions received from a joint venture partner during the third and fourth quarters of 2010 as described further below.  It is relevant to note that EBITDA, as defined in the Company’s Credit Facility, specifically includes these cash distributions regardless of how the cash distributions may ultimately be presented in the Company’s financial results. Therefore, even if the Company ultimately excludes the cash distributions from EBITDA in its financial results, such exclusion is not expected to impact the Company’s ability to draw on its Credit Facility’s available borrowing base.

During the third and fourth quarters of 2010, the Company received aggregate cash distributions of $38.8 million on its B Unit investment in ACP II as a result of ACP II’s distribution to Avista of proceeds following the sale of its interests in oil and gas properties in parts of Pennsylvania to Reliance.  We recently responded to a regulatory authority regarding the basis for recognizing the cash distributions as Dividend Income in our third quarter 2010 results.  Because our response is currently under review by the regulatory authority, our financial results for the year ended December 31, 2010 are preliminary and, accordingly, Net Income, Adjusted Net Income and EBITDA have been reported before the potential effect of $38.8 million ($22.7 million after-tax) of cash distributions received during the third and fourth quarters of 2010, which is the sole remaining topic of the regulatory review.  The cash distributions may be included in Net Income, Adjusted Net Income and EBITDA if the recognition of such amounts in income is permitted following the regulatory review.

Lease operating expenses (including transportation costs of $5.1 million) were $23.7 million (or $0.64 per Mcfe) for the year ended December 31, 2010 as compared to lease operating expenses (including transportation costs of $15.1 million) of $33.8 million (or $1.02 per Mcfe) for the year ended December 31, 2009. Lease operating expenses declined due primarily to an increase in production from our Tarrant County Barnett Shale area, which currently produces comparatively less associated salt water that requires disposal than our other Barnett Shale producing areas, a pipeline and gathering system that was sold during the fourth quarter of 2009 and also due to lower transportation costs.

Production taxes increased to $3.6 million for the year ended December 31, 2010 from $0.1 million for 2009, as a result of a severance tax refund of $2.0 million in 2009 and higher gas prices and increased production in 2010.

Ad valorem taxes decreased to $3.7 million for the year ended December 31, 2010 from $5.0 million for 2009, primarily due to lower estimated property valuations in 2010.

DD&A expense for the year ended December 31, 2010 decreased to $47.8 million (or $1.30 per Mcfe) from $52.0 million (or $1.57 per Mcfe) for 2009.  The decrease in DD&A was primarily due to impairment charges in the first and fourth quarters of 2009 that reduced the depletable base of the full cost pool and lower depletion rates as a result of the  reserves added in the fourth quarter of 2009 and 2010, partially offset by increased production and increased future development costs attributable to crude oil and natural gas liquids reserves added during the fourth quarter of 2010, which have a higher future development cost per equivalent unit than the Company’s proved gas reserves.

In June 2010, the Company concluded that it was uneconomical to pursue development on the license covering the Monterey field in the U.K. North Sea and terminated further development efforts resulting in an impairment of $2.7 million for the year ended December 31, 2010.

G&A expenses were $18.3 million during the year ended December 31, 2010 as compared to $16.3 million during the year ended December 31, 2009.  The increase was primarily due to increased compensation costs related to an increase in the number of employees in 2010.

Non-cash, stock-based compensation expense was $16.6 million for the year ended December 31, 2010 compared to $11.3 million for 2009. The increase was primarily due to increased expense associated with stock appreciation rights granted in July 2010 and an increase in the fair value of stock appreciation rights during the second half of 2010.

A $47.3 million net gain on derivatives was recorded for the year ended December 31, 2010 compared to a net gain of $40.6 million for 2009. The 2010 gain consisted of (a) an unrealized gain on derivatives of $12.9 million and (b) a realized gain on derivatives of $34.4 million. The 2009 gain consisted of (a) an unrealized loss on derivatives of $34.6 million and (b) a realized gain on derivatives of $75.2 million.

In November 2010, the Company completed a tender offer for $300 million of the aggregate principal amount of the Convertible Senior Notes outstanding for an aggregate consideration of approximately $306.3 million, including accrued and unpaid interest on the Convertible Senior Notes.  The Company recognized a $31.0 million pre-tax loss on extinguishment of debt as a result of the purchase of the Convertible Senior Notes in the tender offer, approximately $30.0 million of which was non-cash representing the associated unamortized discount and deferred financing costs.  The remaining $1.0 million is attributable to fees paid for the tender.

Cash interest expense, net of amounts capitalized, was $14.8 million for the year ended December 31, 2010 compared to $11.4 million for 2009.  The increase was primarily attributable to interest on the $400 million aggregate principal amount of the 8.625% Senior Notes issued in the fourth quarter of 2010 partially offset by decreased interest attributable to the $300 million aggregate principal amount of 4.375% Convertible Senior Notes repurchased in the tender offer during the fourth quarter of 2010 and higher capitalized interest due to higher levels of unproved properties.

Non-cash interest expense, net of amounts capitalized, increased to $7.7 million for the year ended December 31, 2010 from $7.2 million for 2009, primarily due to decreased amortization of the discount as a result of the $300 million aggregate principal amount of the Convertible

Senior Notes repurchased in the tender offer during the fourth quarter of 2010, partially offset by higher amortization of deferred financing costs related to our then-current Senior Credit Facility.

Carrizo President and CEO S. P. “Chip” Johnson, IV commented, “We are very pleased to have been able to achieve such a quick response to our change in focus from growing natural gas production to growing liquids production, which we initiated just last April.  Carrizo exited 2010 with a daily production rate of 1,502 barrels of oil per day, 320% higher than our 358 Bopd exit rate at the end of 2009.  We expect this rate to grow substantially during the year as we extend and accelerate our Eagle Ford and Niobrara drilling into 2011 and beyond. We were able to grow our overall production by over 11% year over year and our proved reserves by more than 40% during a year in which we also completed the formation of a Marcellus joint venture with our partner Reliance and completed a major debt issuance.

“As noted in this release, our 2010 production growth was once again propelled by our Barnett Shale activities. In 2011, we expect that our production growth will come largely from our Eagle Ford and Niobrara plays, as we decrease our Barnett activity and reallocate drilling capital.  We have begun flowback on our fifth Eagle Ford and third Niobrara wells in the last two days.  We also expect our Marcellus play, where the Reliance carry will fund a large portion of our capital expenditures, to contribute to our 2011 production growth.  This production growth is expected to have a higher proportion of oil and liquids than our historic mix and generate a higher margin and have a higher return on capital than our recent, more gas-weighted activities. In the North Sea, the way has been cleared for our Huntington development to move to initial production in the first quarter of 2012. We expect the first development well to spud in the second quarter of this year. Our portion of the estimated development cost is expected to be approximately $53 million for 2011, and we expect to borrow approximately $31 million under our project finance facility to pay a portion of these costs.

“The Carrizo Board of Directors has approved a preliminary 2011 capital expenditure plan of $309 million.  This amount excludes $51 million of Marcellus development costs that will be carried by Reliance and $31 million of North Sea Huntington project development costs that will be funded by our limited recourse financing facility.  We currently anticipate spending nearly 60% of this capital expenditure plan in our two new liquids-rich areas and we expect to see a year-over-year production growth rate well in excess of 2010’s growth, with the effect of the higher margin liquids content resulting in even higher cash flow growth.”

The Company will host a conference call to discuss 2010 fourth quarter financial results on Tuesday, March 15, 2011 at 9:00 A.M. Central Daylight Time.  To participate in the call, please dial (800) 951-1214 ten minutes before the call is scheduled to begin. A replay of the call will be available through Tuesday, March 22, 2011 at 11:59 AM Central Time at (800) 633-8284.  The conference ID for the replay is 21513758.

A simultaneous webcast of the call may be accessed over the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=163635 or by visiting our website at http://www.crzo.net/, clicking on "Investor Relations" and then clicking on "2010 Fourth Quarter Conference Call Webcast". To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 15 days.

We expect that the filing of our Annual Report on Form 10-K for the year ended December 31, 2010 will be delayed as a result of the regulatory review and associated matters regarding our distributions received in respect of our B Unit investment.  Accordingly, we expect to file a Form 12b-25 with the Securities and Exchange Commission (“SEC”), noting that delay.  We plan to announce final results for the fourth quarter and full year 2010, as well as any revised results, if required, for the third quarter of 2010, in periodic and/or current reports filed with the SEC.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation and production of oil and natural gas primarily in the Barnett Shale in North Texas, the Marcellus Shale in Appalachia, the Eagle Ford Shale in South Texas, the Niobrara Formation in Colorado, and in proven onshore trends along the Texas and Louisiana Gulf Coast regions.  Carrizo controls significant prospective acreage blocks and utilizes advanced drilling and completion technology along with sophisticated 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities and to optimize reserve recovery.

Statements in this news release, including but not limited to those relating to reserves, the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including expected drilling, expected levels, timing, location and mix of production, margins, cash flow, amount and location of capital expenditures, return on capital, the effect of distributions, borrowings, development costs, completion of wells, acreage acquisitions, fracture stimulating and production efficiencies, timing of completion, drilling and fracturing of wells, completion and pipeline connections, timing and levels of production, exit rates, success of our joint venture with Reliance and other statements that are not historical facts are forward looking statements that are based on current expectations.  Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct.  Important factors that could cause actual results to differ materially from those in the forward looking statements include market and other conditions, capital needs and uses, final accounting reviews, actions by regulators, commodity price changes, effects of the global financial crisis on exploration activity, availability of rigs and service crews, dependence on exploratory drilling activities, operating risks, land issues, compliance with covenants, actions by joint venture partners, industry partners and lenders, post-closing adjustments, future ceiling test write-downs, the availability of debt and other financing, availability of capital, well connects and equipment, weather and other risks described in the Company's Form 10-K for the year ended December 31, 2009 and its other filings with the SEC.  The results in this release are preliminary and are subject to revision, are estimates of final results and should be viewed as forward-looking statements.
(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2010	2009	2010	2009 (A)

Oil and gas revenues	$36,035,851	$37,872,173	$139,462,329	$122,793,345

Costs and expenses:
Lease operating expenses	5,296,981	10,465,670	23,661,837	33,763,714
Production tax expense	1,166,211	513,974	3,648,097	132,061
Ad valorem taxes	1,285,688	1,401,085	3,707,344	5,022,342
Gas purchases	293,334	359,156	1,335,978	1,497,390
Depreciation, depletion and amortization	16,518,533	11,957,007	47,807,960	52,005,426
Impairment of oil and gas properties (1)	-	122,522,576	2,730,882	338,913,715
General and administrative expenses	4,308,988	4,082,807	18,303,143	16,271,826
Non-cash contribution	-	-	-	900,000
Accretion expense related to asset retirement obligation	56,724	82,329	216,242	307,969
Bad debt expense	117,437	484,212	485,338	772,669
Stock-based compensation expense	6,892,517	2,783,518	16,608,421	11,297,483

Total costs and expenses	35,936,413	154,652,334	118,505,242	460,884,595

Operating income (loss)	99,439	(116,780,161)	20,957,087	(338,091,250)

Unrealized gain (loss) on derivatives, net	(10,203,125)	1,634,509	12,914,061	(34,627,035)
Realized gain on derivatives, net (2), (3)	10,426,765	13,137,932	34,358,771	75,198,312
Loss on extinguishment of debt	(31,022,964)	-	(31,022,964)	-
Impairment of investment	165,339	-	165,339	(2,090,805)
Other income and expenses, net	59,337	17,380	43,069	35,128
Interest income	1,298	943	3,292	13,188
Cash interest expense, net of amounts capitalized (4)	(5,732,539)	(3,051,926)	(14,801,410)	(11,409,950)
Non-cash interest expense, net of amounts capitalized (5)	(1,788,483)	(1,986,696)	(7,716,299)	(7,180,057)

Income (loss) before income taxes (7)	(37,994,934)	(107,028,019)	14,900,946	(318,152,469)

Income tax expense (benefit) (7)	(13,648,917)	(38,540,031)	5,537,017	(113,307,885)

Net income (loss) (7)	$(24,346,017)	$(68,487,988)	$9,363,929	$(204,844,584)

ADJUSTED net income (6), (7)	$7,603,750	$11,940,466	$38,510,399	$47,505,869

EBITDA (7)	$34,170,751	$34,204,793	$123,207,770	$141,339,452

Basic net income (loss) per common share	$(0.69)	$(2.20)	$0.28	$(6.61)

Diluted net income (loss) per common share	$(0.69)	$(2.20)	$0.27	$(6.61)

ADJUSTED basic net income per common share	$0.21	$0.38	$1.14	$1.53

ADJUSTED diluted net income per common share	$0.21	$0.38	$1.12	$1.51

Basic weighted average common shares outstanding	35,522,452	31,081,723	33,860,667	31,005,662

Diluted weighted average common shares outstanding	36,043,263	31,537,765	34,305,359	31,361,384

______________________________
(1) The 2010 impairment related to terminating further development of the Monterey field in the U.K. North Sea. The impairment for the three months ended March 31, 2009 was based on subsequent pricing on May 6, 2009 as permitted under SEC guidelines in effect at the time. This option is no longer permitted effective December 31, 2009 upon adoption of new oil and gas reserve reporting requirements. The impairment for the three months ended December 31, 2009 reflects the adoption of those new reporting requirements.

(2) Includes reclassification for the three months ended December 31, 2009 of approximately $0.9 million and for the years ended December 31, 2010 and 2009 of approximately $0.5 million and $0.9 million, respectively, from general and administrative expenses to realized gain on derivatives, net, for agency fees to enter into certain derivative positions.

(3) Includes reclassification for the three months ended December 31, 2010 and 2009 of approximately $0.1 million and $1.2 million, respectively, and for years ended December 31, 2010 and 2009 of approximately $1.6 million and $1.2 million, respectively, from unrealized gain on derivatives, net, to realized gain on derivatives, net, for cash received from the optimization of certain hedge positions that settle in future periods, net of amortization.

(4) Cash interest expense, net of amounts capitalized, consists of the following:

Gross interest expense	$(10,065,019)	$(5,856,272)	$(28,249,240)	$(23,535,962)
Capitalized interest	4,332,480	2,804,346	13,447,830	12,126,012

(5) Non-cash Interest expense, net of capitalized interest, which includes amortization of the discount on Convertible Senior Notes and Senior Notes and deferred financing costs, consists of the following:

Gross interest expense	$(3,140,165)	$(3,812,225)	$(15,014,379)	$(14,750,214)
Capitalized interest	1,351,682	1,825,529	7,298,080	7,570,157

(6) Adjusted net income, and related basic and diluted net income per common share amounts exclude the impact of the unrealized gain (loss) on derivatives, net, stock-based compensation expense, non-cash interest expense, net of amounts capitalized, bad debt expense, impairment of oil and gas properties, impairment of investment, the loss on extinguishment of debt and non-cash contribution.

(7) Income (loss) before income taxes, income tax expense (benefit), net income (loss), adjusted net income and EBITDA and related basic and diluted net income (loss) per common share amounts for the three months and year ended December 31, 2010 are preliminary and reported before the potential effect of $18.0 million ($10.6 million after-tax) and $38.8 million ($22.7 million after-tax) of cash distributions received from a joint venture partner during the three months and year ended December 31, 2010, respectively.

(A) Results include the impact of a correction to the first quarter 2009 ceiling test impairment as described in the Company's 10-Q/A for the quarter ended March 31, 2009. Also refer to Summary of Adjustment Impact to First Quarter 2009 Statement of Operations on the last page of this earning release.

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CARRIZO OIL & GAS, INC.
CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)

	12/31/10	12/31/09

ASSETS:
Cash and cash equivalents	$4,128	$3,837
Fair value of derivative instruments	17,698	8,404
Other current assets	38,506	23,159
Deferred income tax	53,002	70,217
Property and equipment, net	1,021,118	733,700
Other assets	24,766	20,432
Investments	3,392	3,358
TOTAL ASSETS	$1,162,610	$863,107

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable and accrued liabilities	$107,587	$79,329
Current maturities of long-term debt	160	148
Other current liabilities	7,594	3,251
Long-term debt, net of current maturities and debt discount	558,094	520,188
Other liabilities	9,685	9,763
Fair value of derivative instruments	715	2,818
Shareholders' Equity	478,775	247,610
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,162,610	$863,107

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CARRIZO OIL & GAS, INC.
NON-GAAP DISCLOSURES
(unaudited)

	THREE MONTHS ENDED		YEAR ENDED
Reconciliation of Net Income (Loss) to EBITDA	DECEMBER 31,		DECEMBER 31,
	2010	2009	2010	2009

Net income (loss) (1)	$(24,346,017)	$(68,487,988)	$9,363,929	$(204,844,584)

Adjustments:
Depreciation, depletion and amortization	16,518,533	11,957,007	47,807,960	52,005,426
Unrealized (gain) loss on derivatives, net	10,203,125	(1,634,509)	(12,914,061)	34,627,035
Interest expense (cash and non-cash), net of amounts capitalized and interest income	7,519,724	5,037,679	22,514,417	18,576,819
Income tax expense (benefit)	(13,648,917)	(38,540,031)	5,537,017	(113,307,885)
Loss on extinguishment of debt	31,022,964	-	31,022,964	-
Impairment of investment	(165,339)	-	(165,339)	2,090,805
Non-cash contribution	-	-	-	900,000
Stock-based compensation expense	6,892,517	2,783,518	16,608,421	11,297,483
Bad debt expense	117,437	484,212	485,338	772,669
Accretion expense related to asset retirement obligation	56,724	82,329	216,242	307,969
Impairment of oil and gas properties	-	122,522,576	2,730,882	338,913,715

EBITDA, as defined (1)	$34,170,751	$34,204,793	$123,207,770	$141,339,452

EBITDA per basic common share	$0.96	$1.10	$3.64	$4.56

EBITDA per diluted common share	$0.95	$1.08	$3.59	$4.51

(1) Net income (loss) and EBITDA and related basic and diluted per common share amounts for the three months and year ended December 31, 2010 are preliminary and reported before the potential effect of $18.0 million ($10.6 million after-tax) and $38.8 million ($22.7 million after-tax) of cash distributions received from a joint venture partner during the three months and year ended December 31, 2010, respectively.

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(unaudited)

Production volumes-

Oil and condensate (Bbls)	71,649	45,075	176,237	173,618
Natural gas (Mcf)	10,226,500	8,413,474	35,750,948	32,002,305
Natural gas equivalent (Mcfe)	10,656,394	8,683,924	36,808,370	33,044,013

Average sales prices-

Oil and condensate (per Bbl)	$83.81	$72.43	$78.64	$58.85
Oil and condensate (per Bbl) - with hedge impact	$83.81	$72.43	$82.25	$74.84
Natural gas (per Mcf)	$2.91	$4.07 (2)	$3.48	$3.47	(2)
Natural gas (per Mcf) - with hedge impact	$3.93	$5.63 (2)	$4.42	$5.74	(2)
Natural gas equivalent (per Mcfe)	$3.35	$4.32	$3.75	$3.67

(2) Includes a gross up adjustment to be consistent with the presentation in prior periods.

CARRIZO OIL & GAS, INC.
Summary of Adjustment Impact to First Quarter 2009 Statement of Operations (A)
(In Millions)

	Three Months Ended
	March 31, 2009
	Original	As Adjusted	Change
Impairment of oil and gas properties	$252.2	$216.4	$(35.8)
Depletion, depreciation and amortization	$16.5	$15.3	$(1.2)
Impairment of investment	$-	$2.1	$2.1
Net loss	$148.3	$125.5	$(22.8)

(A) Refer to the Company's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009 and the Company's Form 8-K filed with the SEC on August 10, 2009 for more discussion on the correction to the ceiling test impairment.